Dealer Manager Agreement

December 28, 2006

Goldman Advisors, a division of Sunrise Securities Corp.
641 Lexington Avenue, 25th Floor
New York, New York 10022

Dear Sirs:

1.    Navios Maritime Holdings, Inc., a company incorporated under the laws of the Republic of Marshall Islands (the ‘‘Company’’), plans to make an offer (the ‘‘Offer’’) to the holders (the ‘‘Holders’’) of the Company’s publicly traded warrants (the ‘‘Warrants’’) that are outstanding to purchase shares of common stock, par value $0.0001 per share, of the Company (the ‘‘Common Stock’’) to modify the terms of the Warrants to (a) temporarily increase the number of shares of Common Stock to be received upon exercise of a Warrant from one (1) to 1.16 upon payment of the $5.00 exercise price and/or (b) permit the exercise of a Warrant such that the Holder will receive one share of Common Stock in exchange for every 5.25 Warrants surrendered, on the terms and subject to the conditions set forth in the Offer Letter (the ‘‘Offer Letter’’) and Letter of Transmittal (the ‘‘Letter of Transmittal’’) attached hereto as Exhibit A and Exhibit B, respectively.

2.    The Company hereby appoints you as sole dealer manager in connection with the Offer (in such capacity, the ‘‘Dealer Manager’’) and authorizes you to act as such in connection with the Offer. On the basis of the representations, warranties and agreements of the Company contained in this Agreement and subject to and in accordance with the terms and conditions hereof, you agree, as Dealer Manager, in accordance with your customary practice, to perform those services in connection with the Offer as are customarily performed by investment banking concerns in connection with similar offers, including (a) soliciting from the Holders the exchange of Warrants for shares of Common Stock to be purchased by the Company and (b) soliciting the exercise of the Warrants by the Holders who determine not to exchange their Warrants for shares of Common Stock, to receive a greater number of shares of Common Stock upon exercise of a Warrant (1.16 shares instead of one share), pursuant to the Offer. In connection with the solicitation by you of the exchange or exercise of the Warrants, the Company, at its cost, will (y) assist you with respect to such solicitation, if requested by you, and (z) provide you, and direct the Company’s transfer agent and warrant agent to deliver to you, lists of the record and, to the extent known, beneficial owners of the Warrants. The Company hereby instructs its warrant agent to cooperate with you in every respect in connection with your solicitation activities, including, but not limited to, providing to you, at the Company’s cost, a list of record and beneficial holders of the Warrants and circulating a prospectus or offering circular complying with the applicable requirements of the Securities Act (as defined below) and the Exchange Act (as defined below) and disclosing the compensation arrangements referenced in Section 8 below to Holders at the time of exercise of the Warrants. In addition to soliciting, either orally or in writing, the exchange or exercise of Warrants by a Holder, such services may also include disseminating information, either orally or in writing, to Holders about the Company or the market for the Company’s securities, or assisting in the processing of the exercise of Warrants.

3.    You shall have no liability (in tort, contract or otherwise) to the Company or any other person for any losses, claims, damages, liabilities or expenses arising from any act or omission on the part of any broker or dealer in securities (other than you), bank, trust company, nominee or any other person, and you shall have no liability (in tort, contract or otherwise) to the Company or any other person for any losses, claims, damages, liabilities or expenses arising from your own acts or omissions in performing your obligations hereunder or otherwise in connection with the Company’s proposed acquisition of the Warrants, except for such losses, claims, damages, liabilities or expenses determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from your bad faith or gross negligence. In connection with the Offer, no broker or dealer in securities, bank or trust company is to be deemed to be acting as your agent and you shall act as an independent contractor. Nothing herein contained shall constitute you as an agent of the Company or the Company as an agent of you.

4.    The Company has prepared and filed with the Securities and Exchange Commission (the ‘‘Commission’’), under the Securities Act of 1933, as amended, and the applicable rules and regulations of the Commission thereunder (collectively, the ‘‘Securities Act’’), and the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the Commission thereunder (collectively, the ‘‘Exchange Act’’), a registration statement on Form F-3 (File No. 333-136936), including a prospectus, covering the registration of the shares of Common Stock to be issued in exchange for, or upon exercise of, the Warrants in the Offer. The term ‘‘Registration Statement’’ as used in this Agreement shall mean such registration statement, including financial statements, schedules and exhibits, and the documents incorporated by reference therein, in the form in which it becomes effective and, in the event of any further amendment or supplement thereto made in accordance with the terms of this Agreement, shall also mean (from and after the effectiveness of such amendment or supplement) such registration statement as so amended or supplemented, including in each case the information (if any) deemed to be part of the Registration Statement pursuant to Rule 430C under the Securities Act. The term ‘‘Prospectus’’ as used in this Agreement shall mean the prospectus included in the Registration Statement at the time the Registration Statement becomes effective and, in the event of any further amendment or supplement thereto made in accordance with the terms of this Agreement, shall also mean (from and after the time it is first provided by the Company for use in connection with the Offer) such prospectus as so amended or supplemented. Any reference herein to the Registration Statement, or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein (the ‘‘Incorporated Documents’’), as of the date of the Registration Statement, or the Prospectus, as the case may be, and any reference to any amendment or supplement to the Registration Statement or the Prospectus shall be deemed to refer to and include any documents filed after the date of the Registration Statement or the Prospectus, as the case may be, under the Exchange Act and incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

5.    The Company (i) agrees to furnish you with as many copies as you may reasonably request of the Registration Statement, Prospectus, Offer Letter and Letter of Transmittal, any amendments or supplements thereto and any other documents (including any exhibits), materials or filings whatsoever relating to the Offer (collectively, as amended or supplemented from time to time, the ‘‘Offer Materials’’) to be used by the Company in connection with the Offer and (ii) authorizes you to use copies of the Offer Materials in connection with the Offer.

6.    The Offer Materials have been or will be prepared by, and are the sole responsibility of, the Company, except for information provided by you in writing expressly for use in the Offer Materials, it being understood that the only information so provided by you for use in the Offer Materials is the name, address and telephone number of Goldman Advisors, a division of Sunrise Securities Corp., as Dealer Manager (the ‘‘Dealer Manager Information’’). The Company represents and warrants that it will commence the Offer as soon as practicable by publicly announcing its commencement and by distributing, mailing or causing to be mailed on its behalf, copies of, where necessary, the Offer Materials, excluding Incorporated Documents, to the Holders (the date of such announcement and of the commencement of such distribution, the ‘‘Commencement Date’’).

7.    The Company agrees that, a reasonable time prior to using, or filing with the Securities and Exchange Commission (the ‘‘Commission’’) or with any other federal, state or local government or regulatory agency or authority (‘‘Other Agency’’), any Offer Materials, it will submit copies of such materials to you and will give reasonable consideration to your and your counsel’s comments, if any, thereon. In the event that (i) the Company uses or permits the use of, or files with the Commission or any Other Agency, any Offer Materials (a) which have not been so submitted to you for your comments or (b) which have been so submitted and with respect to which you have made comments, but which comments have not resulted in a response satisfactory to you and your counsel to reflect your comments, (ii) any restraining order or other injunctive order shall have been issued or any action, suit or proceeding shall have been commenced with respect to the Offer or with respect to any of the transactions in connection with, or contemplated by, the Offer or this Agreement before any court or governmental agency or other regulatory body or administrative authority that you, in good faith after consultation with the Company, reasonably believe makes it legally inadvisable for you to continue to act hereunder, (iii) your continuing to act as a Dealer Manager would in your reasonable judgment violate any applicable statute, regulation or other law of the United States or any state or other political subdivision thereof, then you shall be entitled to withdraw as Dealer Manager in connection with the Offer without any liability or penalty to you or any other Indemnified Party (as defined in Annex A) and without loss of any right to the payment of all fees and expenses payable hereunder which have accrued to the date of such withdrawal. If you withdraw as Dealer Manager, the fees accrued through the date of such withdrawal shall be paid to you promptly after such date.

8.    As compensation for your services as Dealer Manager, the Company agrees to pay you an aggregate dealer manager fee equal to (i) five percent (5%) of the aggregate Fair Market Value of all shares of Common Stock that are issued to the Holders in exchange for their Warrants, plus (ii) five percent (5%) of the gross proceeds received by the Company from the exercise of Warrants, from the date of this Agreement through 5:00 p.m., New York City time, on the date of the termination of the Offer (the ‘‘Expiration Date’’), of Warrants by Holders who do not accept the exchange of their Warrants for Common Stock, the fees set forth in clauses (i) and (ii) to be payable in cash concurrently with the exchange of the Warrants for Common Stock or the exercise of the Warrants, as the case may be. The Company shall have the right to pay up to 50% of the aggregate dealer manager fee payable under this Section 8 by the issuance of shares of Common Stock having a Fair Market Value (as defined herein) equal to the cash portion of the dealer-manager fee otherwise payable under this Section 8. The Company hereby grants to you piggy-back registration rights (with all costs of preparation, but not selling commissions, to be borne by the Company) with respect to any shares of Common Stock so issued to you, exercisable by you at any time or from time to time, but with respect to not less than 100,000 (or such lesser number if such lesser number is issued pursuant to this Section) shares at any one time, with respect to any registration statement (other than on Form S-8 or with respect to an at-the-market underwritten offering) proposed to be filed by the Company with the Commission under the Securities Act with respect to its Common Stock, until such time as all of the shares of Common Stock issued to you pursuant to this Section 8 and then held by you can be sold in a single transaction pursuant to Rule 144. For purposes of this Agreement, ‘‘Fair Market Value’’ shall mean the average closing price of the Common Stock on all domestic securities exchanges on which the Common Stock may at the time be listed for the five (5) consecutive trading days immediately preceding the Exchange Date (as defined below).

9.    The Company agrees to pay (i) all fees and expenses relating to the preparation, filing, printing, mailing and publishing of the Offer Materials, (ii) any fees payable to brokers, dealers, banks, trust companies and nominees as reimbursement for their customary mailing and handling expenses incurred in forwarding the Offer Materials to their customers, (iii) all advertising and public relations charges, (iv) all fees and expenses relating to the preparation and distribution of this Agreement, and (v) all other fees and expenses in connection with the Offer, including those of any soliciting agent, information agent or other person rendering services in connection therewith. The Company shall perform its obligations set forth in this Section 9 and Annex A whether or not the Offer is commenced or the Company or any of its subsidiaries or affiliates acquires any Warrants pursuant to the Offer or otherwise.

10.    In addition to the other representations and warranties made by the Company contained in this Agreement, the Company represents and warrants to you, and agrees with you, on each of the Commencement Date, the Expiration Date, the date on which the Company exchanges shares of its Common Stock for Warrants (the ‘‘Exchange Date’’) and during the period of the Offer, that:

(a)    The Registration Statement, including the Prospectus, (i) has been prepared by the Company in conformity in all material respects with the requirements of the Securities Act, (ii) has been filed with the Commission under the Securities Act and the Exchange Act and (iii) has become effective under the Securities Act. Copies of such Registration Statement and all amendments and exhibits thereto have been, or will be at the time they are filed, made available by the Company to the Dealer Manager. The Company has included in such Registration Statement all information required by the Securities Act to be included in such Registration Statement and the related Prospectus. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the

Securities Act and no proceedings for that purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated by the Commission, and there has been no request on the part of the Commission for additional information. No other stop order and no injunction, restraining order or denial of any application for approval has been issued or proceedings, litigation or investigation initiated or, to the best knowledge of the Company, threatened with respect to the Offer by or before any governmental or regulatory agency, or any court.

(b)    The conditions for use of Form F-3, as set forth in the General Instructions thereto, have been satisfied or waived.

(c)    The Registration Statement and the Prospectus conform, and any further amendments or supplements to the Registration Statement or the Prospectus will, when they become effective or are filed with the Commission, as the case may be, conform in all material respects to the requirements of the Securities Act and the Exchange Act. The Registration Statement and any post-effective amendments thereto will not, at the time the Registration Statement or such post-effective amendment becomes effective, and will not, as of the Commencement Date or the Exchange Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus will not, as of the Expiration Date and the Exchange Date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made in this subsection (c) as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for inclusion therein, it being understood that the only information so provided by the Dealer Manager expressly for use therein is the Dealer Manager Information.

(d)    The Incorporated Documents as amended or supplemented at the date hereof, when they were filed with the Commission, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable. None of the Incorporated Documents as amended or supplemented at the date hereof, when such documents were filed with the Commission, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any further documents so filed and incorporated by reference in the Offer Materials, when any such documents are filed with Commission will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)    The statements in (1) the Prospectus under the heading ‘‘Description of Securities’’ (2) the Company’s Annual Report on Form 20-F for the year ended December 31, 2005 and (3) the Company’s Reports on Form 6-K dated March 22, 2006, June 7, 2006, August 14, 2006, August 21, 2006, September 5, 2006, September 26, 2006, October 11, 2006, November 10, 2006, November 14, 2006 and November 29, 2006, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(f)    This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditor’s rights generally, and subject to limitations on specific performance and injunctive and other forms of equitable relief which may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(g)    (i) Any Offer Materials and the final form of all documents published, sent or given to Holders will be furnished to you prior to any such publication or distribution; (ii) the Offer

Materials do, and at all times during the Offer will, comply in all material respects with all applicable provisions of the Exchange Act and all applicable rules and regulations thereunder; and (iii) the Offer Materials do not, and at all times during the Offer will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that the Company makes no representation or warranty with respect to any statement contained in, or any matter omitted from, any Offer Materials based upon information relating to you which is furnished in writing by you to the Company expressly for use therein; it being understood that the only information so provided by you for use in the Offer Materials is the Dealer Manager Information.

(h)    The Offer, the acquisition by the Company of the Warrants pursuant to the Offer and the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement will comply in all material respects with all applicable requirements of law, including any applicable regulation of any governmental agency, authority or instrumentality and the Exchange Act and the rules and regulations thereunder, including, without limitation, Sections 10 and 14 of the Exchange Act and Rules 10b-5 and 14e-1 thereunder, and no consent, approval, authorization, order, exemption or other action of, or declaration or filing with, any governmental agency, authority or instrumentality of the United States or any jurisdiction therein or any other jurisdiction is required in connection with the Offer, the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated herein.

(i)    The Company (i) has been duly incorporated, is validly existing as a corporation in good standing under the laws of the Republic of Marshall Islands, has the corporate power and authority to own its property and to conduct its business as presently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified individually or in the aggregate would not have a material adverse effect on the business, financial condition, properties or results of operations of the Company and its subsidiaries taken as a whole (a ‘‘Material Adverse Effect’’) and (ii) has taken all necessary corporate action to authorize the Offer and the acquisition by the Company of the Warrants pursuant to the Offer and all other actions contemplated in the Offer Materials and the use by the Company of the funds needed in connection therewith, and will take on a timely basis all actions necessary or legally required in relation to the Offer and all other actions contemplated in the Offer Materials.

(j)    The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, conform to the description thereof contained in the Prospectus and were issued in compliance with federal and state securities laws.

(k)    The shares of Common Stock to be issued upon exchange or exercise of the Warrants, as the case may be, conform to the description thereof contained in the Prospectus. Such shares have been duly authorized and reserved for issuance upon the exchange or exercise of the Warrants, as the case may be, by all necessary corporate action, and such shares, when issued, will be validly issued and will be fully paid and non-assessable, and the issuance of such shares to the Holders will not be subject to any preemptive or similar rights of any security holder of the Company.

(l)    The Offer, the acquisition by the Company of the Warrants pursuant to the Offer and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) conflict with the certificate of incorporation or by-laws of the Company or any of its subsidiaries or affiliates (or other similar instruments governing their respective activities) or result in a breach of or constitute a default under any loan or credit agreement, indenture, mortgage, note or other agreement or instrument affecting the Company or any of its subsidiaries or affiliates or to which the Company or any of its subsidiaries or affiliates is a party or by which it or any of them or any of their respective properties or assets is or may be bound, or (ii) violate any order, judgment or decree of any court or governmental agency or authority or instrumentality of the United States or any jurisdiction therein or any other jurisdiction to which the Company or and of its subsidiaries or affiliates may be subject.

(m)    The Company is not, and will not become as a result of the consummation of the Offer, an investment company within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(n)    Except as disclosed in the Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, ‘‘Environmental Laws’’), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which could reasonably be expected to lead to such a claim.

(o)    No restraining order has been issued which is currently in effect and, except as disclosed in the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under the Offer or this Agreement, or which are otherwise material in the context of the Offer; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

(p)    The financial statements filed with the Commission as a part of or incorporated by reference in the Registration Statement and included or incorporated by reference in the Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements and supporting schedules comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement. The financial data set forth in the Prospectus fairly presents the information set forth therein on a basis consistent with that of the audited and unaudited financial statements contained or incorporated by reference in the Registration Statement.

(q)    Except as disclosed in the Prospectus, (i) since the date of the latest audited financial statements included as part of or incorporated by reference in the Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole (‘‘Material Adverse Change’’); (ii) there have been no transactions entered into by the Company or any of its subsidiaries which are material to the Company and its subsidiaries, taken as a whole, other than those entered into in the ordinary course of business or in connection with the Offer; (iii) there has been no material change in the capital stock of the Company or any of its subsidiaries, except for changes pursuant to the issuance or exercise of options pursuant to the Company’s stock option or other employment benefit plans described in the Prospectus or conversion of outstanding securities described in the

Prospectus; and (iv) except as disclosed in or contemplated by the Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company or any of its wholly owned subsidiaries on any class of its capital stock.

(r)    The Company maintains (i) effective internal control over financial reporting as defined under the Exchange Act, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s)    Except as disclosed in the Prospectus or in any document incorporated by reference therein, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(t)    The Company has no knowledge of any material fact or information concerning the Company or any of its subsidiaries or affiliates, or the operations, assets, condition (financial or otherwise), or prospects of the Company or any of its subsidiaries or affiliates, which is required by law to be made generally available to the public and which has not been, or is not being, or will not be, made generally available to the public on a timely basis through the Offer Materials or otherwise.

11.    Your obligation to act, or to continue to act (as the case may be), as a Dealer Manager hereunder shall at all times be subject, at your election, to continuing fulfillment of the following conditions:

(a)    All representations, warranties and other statements of the Company contained in this Agreement are now, and at all times shall be, true and correct in all material respects and the Company shall have performed in all material respects all of the obligations and agreements contained in this Agreement and as set forth in the Offer Materials theretofore required by it to have been performed. The Company acknowledges that your agreement to act, or to continue to act, as Dealer Manager at a time when you know or should know that any such representation, warranty and agreement is or may be untrue or incorrect or not performed, as the case may be, in a material respect shall be without prejudice to your right subsequently to cease to act by reason of such untruth, incorrectness or nonperformance, as the case may be;

(b)    No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall be pending or threatened by the Commission and no injunction suspending the exchange or exercise of the Warrants pursuant to the Offer shall have been issued and no proceedings for that purpose shall be pending or have been threatened and no action, lawsuit, claim or governmental or administrative proceeding shall have been commenced or threatened with respect to the Offer before any court, agency or other governmental or regulatory body of any jurisdiction that you, in good faith after consultation with counsel, believe renders it inadvisable for you to continue to act as Dealer Manager.

In the event that any of the foregoing conditions is at any time not met, then you shall be entitled to withdraw as Dealer Manager in connection with the Offer without any liability or penalty to you or any other Indemnified Party (as defined in Annex A) and without loss of any right to the payment of all expenses payable hereunder.

12.    In addition to the other agreements of the Company contained elsewhere in this Agreement, the Company hereby agrees and acknowledges, as applicable, that:

(a)    The Company will advise you promptly of any of the following:

(i)    the time when the Registration Statement has become effective and when any post-effective amendment thereto has been filed or becomes effective, or any amendment or supplement to the Prospectus or additional Offer Materials shall have been filed,

(ii)    the occurrence of any event which may cause the Company to withdraw, terminate or cancel the Offer or would permit the Company to exercise any right not to accept Warrants for exchange or exercise pursuant to the Offer or otherwise not to consummate the Offer,

(iii)    the occurrence of any event or the discovery of any fact, the occurrence or existence of which it believes would require the making of any material change in the Offer Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect,

(iv)    any proposal or requirement to amend or supplement the Registration Statement, the Prospectus or the other Offer Materials or other filings required by the Securities Act, the Exchange Act or ‘‘blue sky’’ or other state securities laws in connection with the Offer or to make any other filing in connection with the Offer pursuant to any other applicable law, rule or regulation,

(v)    the issuance by the Commission or any other federal, state or local governmental or regulatory agency or authority of any comment or order concerning the Offer,

(vi)    any material development in connection with the Offer (including any change of the Expiration Date and of any consummation of the Offer), or

(vii)    any other information relating to the Offer that you may from time to time reasonably request.

(b)    If at any time the Commission shall issue any order suspending the effectiveness of the Registration Statement, any state securities commission or other governmental or regulatory agency or authority shall issue an order suspending the qualification of the Common Stock under state securities or ‘‘blue sky’’ laws or any other governmental or regulatory agency or authority shall issue any order impeding the making or consummation of the Offer, the Company will use every reasonable effort to obtain the lifting or removal thereof as soon as possible.

(c)    Until the Offer is completed or terminated, the Company will deliver to the Dealer Manager, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its security holders, and of all current, regular and periodic reports filed by the Company with any securities exchange or with the Commission.

(d)    In making and consummating the Offer, the Company will comply in a timely manner with the applicable requirements of the Securities Act, the Exchange Act and any other applicable laws, regulations and requirements.

(e)    The Company agrees to make generally available to its security holders as soon as practicable an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act covering a twelve-month period beginning not later than the first day of its fiscal quarter next following the effective date of the Registration Statement.

(f)    If the Company is required, or considers it advisable, to amend or supplement the Offer Materials or make any additional filings with any federal, state or local governmental or regulatory agency or authority in connection with the Offer, then it shall not make such amendment or supplement or filing without your prior approval, which shall not be unreasonably withheld.

(g)    The Company will file and disseminate, as required, any necessary amendments or supplements to the Offer Materials and other documents that are filed with any federal, state or local governmental or regulatory agency or authority relating to the Offer, and, if there is any such filing, it will promptly furnish to you an accurate and complete copy of each such amendment or supplement upon the filing thereof.

(h)    The Company will perform the agreements and obligations it has that are set forth in or contemplated by the Offer Materials.

(i)    The Company recognizes and confirms that, in performing the services contemplated by this Agreement, you will be relying on the information furnished by the Company, its officers, attorneys and other agents and information available from generally recognized public sources without independent verification.

13.    The Company agrees to the provisions with respect to indemnification and the other matters set forth on Annex A. Annex A is incorporated by reference in its entirety into this Agreement.

14.    The indemnity and contribution agreements contained in Annex A and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination or consummation of, the Offer or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Party and (iii) any withdrawal by you pursuant to Section 7, Section 11 or otherwise.

15.    The Company acknowledges and agrees that in connection with the Offer or any other services you may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by you: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and you, on the other, exists; (ii) you are not acting as an advisor, expert or otherwise, to the Company and such relationship between the Company, on the one hand, and you, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that you may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) you and your affiliates may have interests that differ from those of the Company. The Company hereby waives any claims that the Company may have against you with respect to any breach of fiduciary duty in connection with the Offer.

16.    In the event that any provisions hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect.

17.    This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.    This Agreement, including any right to indemnification or contribution hereunder, shall inure to the benefit of and be binding upon the Company, you and the other Indemnified Parties (as defined in Annex A), and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

19.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to choice of law doctrine).

20.    The Company hereby submits to the jurisdiction of any federal or state court in New York State in any action or proceeding arising out of or relating to this Agreement.

21.    The Agreement constitutes the entire agreement between the parties hereto and supersedes and terminates all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, Section 3.9 of the Underwriting Agreement dated on or about December 9, 2004 by and between International Shipping Enterprises, Inc. (as predecessor to the Company) and Sunrise Securities Corp.

22.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally to the parties hereto as follows:

(a)	If to you:

Goldman Advisors, a division of Sunrise Securities Corp.
641 Lexington Avenue
25th Floor
New York, New York 10022
Attn: Sheldon Goldman
Facsimile: (212) 750-7277

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP
900 Third Avenue
New York, New York 10022
Attn: David Warburg
Facsimile: (212) 208-3093

(b)	If to the Company:

Navios Maritime Holdings, Inc.
85 Akti Miaouli
Piraeus, Greece 185 38
Attn: Vasilliky Papaefthymiou
Facsimile: (        )         -

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo PC
Chrysler Center
666 Third Avenue
New York, New York 10017
Attn: Kenneth Koch
Facsimile: (212) 983-3115

Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter, whereupon this letter and your acceptance shall constitute a binding agreement between us.

Very truly yours,
NAVIOS MARITIME HOLDINGS, INC.
By:
Name: Title:

Accepted as of the date
first set forth above:

GOLDMAN ADVISORS,
a division of Sunrise Securities Corp.

By:
           Name:
           Title:

Sunrise Securities Corp.

By:
           Name:
           Title:

Annex A

The Company agrees to indemnify Goldman Advisors, a division of Sunrise Securities Corp. (‘‘Goldman’’), Sunrise Securities Corp. (‘‘Sunrise’’) and their respective directors, officers, employees, representatives, advisors, agents and controlling persons and successors and assigns (collectively, the ‘‘Indemnified Parties’’, and each individually, an ‘‘Indemnified Party’’) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law (a) arising out of, or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any of the Offer Materials, or any omission or alleged omission to state in any of the Offer Materials a material fact necessary in order to make the statements made therein, in light of the circumstance under which they were made, not misleading, (ii) any withdrawal or termination by the Company of, or failure by the Company to make or consummate, the Offer or to purchase any Warrants pursuant to the Offer or (iii) any breach by the Company of any representation or warranty or failure to comply with any of the agreements contained herein or (b) otherwise arising out of, relating to or in connection with or alleged to arise out of, relate to or be in connection with the Offer or the role of Goldman in connection therewith or the performance by Goldman of the services contemplated thereby, and will reimburse each Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or any of its affiliates or shareholders. The Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from the bad faith or gross negligence of Goldman.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, the Offer, the engagement of Goldman pursuant thereto, or the performance by Goldman of the services contemplated thereby, except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from the bad faith or gross negligence of Goldman.

If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, or is insufficient in respect of any losses, claims, damages, costs, expenses or liabilities suffered by an Indemnified Party, the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, costs, expenses and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Goldman, on the other hand, of the Offer (whether or not the Offer is consummated and including any other costs and expenses of Goldman and its affiliates associated with the Offer) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Goldman, on the other hand, as wall as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph, the relative benefits to the Company and Goldman of the Offer (whether or not the offer is consummated) shall be deemed to be in the same proportion that the total value paid or issued or contemplated to be paid or issued by the Company to the Holders, as a result of or in connection with the Offer, bears to the fees paid or to be paid to Goldman under this Agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Goldman under the Agreement of which this Annex A is a part.

The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Agreement (whether or not Goldman or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent

(i) includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any admission as to guilt or culpability.

If Goldman or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any Holder in which such party is not named as a defendant, the Company will reimburse Goldman for all expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the Agreement of which this Annex A is a part or the completion of the services to be provided by Goldman thereunder and shall be in addition to any other liability that the Company may otherwise have, at common law or otherwise, under such Agreement.

Exhibit A

Offer Letter

Exhibit B

Letter of Transmittal